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                                                              EXHIBIT 11 (a)(11)


NEWS RELEASE

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                                                               Wall Street Plaza
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                                                              New York, NY 10005
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                                                                    212.440.9800
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                                                                FAX 212.440.9009

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                                  GEORGETOWN
                                & COMPANY INC.
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From: INTERMEDIA COMMUNICATIONS INC.        For Release:  IMMEDIATELY
      3625 QUEEN PALM DRIVE
      TAMPA, FLORIDA 33619                      Contact:  Chris Brown
                                                          Sr. Vice President,
                                                          Investor Relations
                                                          (813) 829-2408


                  Intermedia Completes Tender Offer for DIGEX
                  -------------------------------------------


Tampa, Florida (July 10, 1997)--Intermedia Communications Inc. announced today that the cash tender offer by its wholly owned subsidiary, Daylight Acquisition Corp., for all outstanding shares of common stock of DIGEX, Incorporated was successfully completed upon its expiration at 12:00 Midnight, New York City time, on Wednesday, July 9, 1997.

Continental Stock Transfer & Trust Company, the depositary for the offer, has advised Intermedia that, based on its preliminary count, approximately 11,556,536 shares of common stock of DIGEX, Incorporated, including those tendered by guaranteed delivery procedures, representing approximately 96.7% of aggregate shares outstanding, had been validly tendered and not withdrawn. Daylight Acquisition Corp. has accepted for payment all shares of DIGEX common stock validly tendered and not withdrawn prior to the expiration of the offer.

Intermedia expects to proceed promptly to a merger pursuant to its merger agreement with DIGEX, Incorporated. Any remaining public stockholders of DIGEX will be entitled to receive $13 cash per share in such merger.

Bear, Stearns & Co. Inc. served as advisors to Intermedia on this transaction.

Headquartered in suburban Washington, D.C., DIGEX is a leading independent national Internet carrier focusing exclusively on business customers. DIGEX offers a comprehensive range of Internet solutions, including high speed dedicated business Internet connectivity, corporate Web site management services and private network capacity. The DIGEX Gold Ring/SM/ national fault-tolerant fiber optic Internet network,
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engineered utilizing Cisco Systems (NASDAQ: CSCO) Internet Operating System
technology, provides highly reliable service for mission-critical Internet applications. Company news, products and service information are available at www.digex.net.

Intermedia Communications Inc. is one of the nation's fastest growing telecommunications companies. Intermedia provides integrated telecommunications solutions to business and government customers. These solutions include voice, data and video; local and long distance services; and advanced access services in cities throughout the eastern U.S. Its enhanced data offerings, including frame relay, ATM and Internet services offer seamless end-to-end service virtually anywhere in the world. Intermedia Communications is headquartered in Tampa, Florida and is traded on the NASDAQ market under the symbol ICIX. Intermedia Communications can be found on the worldwide web at http://www.icix.net.

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